Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Second Quarter 2012 Results

Englewood, CO – July 30, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today reported its second quarter results for 2012.

Highlights:

●
Adjusted EBITDA increased $0.4 million during Q2 2012 to $14.6 million as compared to $14.2 million in Q2 2011.  Year to date 2012 Adjusted EBITDA was $41.9 million, an 11.7 % increase over 2011 year to date Adjusted EBITDA of $37.5 million.

●	Total revenues were $132.8 million for Q2 2012 compared to $112.1 million in Q2 2011, an increase of 18.5%.

●
Net loss applicable to common shareholders of $12.4 million ($0.89 per basic and diluted share) for Q2 2012 compared to a Q2 2011 net loss of $7.7 million ($0.59 per basic and diluted share).  Year to date net loss for 2012 was $11.9 million compared to a year to date net loss for 2011 of $25.7 million.  The 2011 net loss includes $20.2 million of charges related to the refinancing of debt.

●
During the second quarter, Westmoreland announced that it had improved its liquidity position by securing a new revolving credit facility and that it had amended its Note Purchase and Credit Agreement at its WML subsidiary.

●
During the second quarter, Westmoreland announced it had leased 56.4 million tons of private coal adjacent to its Rosebud Mine in Colstrip, Montana.  Westmoreland controls an estimated 486 million tons of proven and probable coal reserves across all of its operations as of June 30th, plus an additional 214.4 million of indicated coal reserves.

●
Westmoreland continued its strong safety performance achieving reportable and lost time incident rates approximately 83.9% and 63.5%, respectively, of the national averages for surface operations through the second quarter of 2012.

“We consider this to be a very solid quarter when considering the fact that the current year quarter included major scheduled outages at both our Beulah Mine’s primary customer and at our ROVA facility.  The difference in Adjusted EBITDA for these two facilities was $6.9 million less in the second quarter of 2012 than in 2011 when these facilities were fully operational.” said Keith E. Alessi, Westmoreland’s Chief Executive Officer.  “As we have previously stated, the timing of maintenance outages can significantly impact comparability of quarters and we had expected that our second quarter would be our weakest quarter of the year. In the face of weak demand and a highly competitive market, we remain pleased with the performance of our business, including the performance from our recently acquired Kemmerer Mine.”

“As a result of the purchase price accounting for the Kemmerer transaction, we increased previously reported first quarter 2012 Adjusted EBITDA by $1.3 million.  This is reflected in our year to date numbers.”

Westmoreland News Release	Page 1 of 7	July 30, 2012

“At a time when many coal companies find themselves struggling with liquidity concerns, our business model again proved itself as we have generated positive free cash flow for the quarter and the year and find ourselves in a highly liquid position.  Unlike some others in the industry who see weak demand in the 3rd and 4th quarters, we continue to expect those quarters to see our historical pick up in production and sales in line with our expectations.”

Safety

Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations.  Westmoreland mines had reportable and lost time incident rates year to date through the second quarter of 2012 of 1.30 and 0.66 versus the national surface mine rates of 1.55 and 1.04, respectively.

Second Quarter 2012	Reportable	Lost Time
Westmoreland	1.30	0.66
National Average	1.55	1.04
Percentage	83.9%	63.5%

Effective February 1, 2012, Westmoreland’s safety performance statistics are inclusive of the Kemmerer Mine.

Financial Results

During the second quarter of 2012, Westmoreland revised its preliminary allocation of the purchase price for the Kemmerer acquisition for $2.2 million of deferred revenue.  Adjustments to preliminary fair values are assumed to have been made as of the acquisition date.  As a result, revenues, operating income and Adjusted EBITDA for the first quarter of 2012 would have been higher by $1.3 million.  The results in this press release reflect this adjustment as if made in the first quarter of 2012.  The remaining $0.9 million of deferred revenue was recognized as revenue in the second quarter of 2012.

Westmoreland’s Adjusted EBITDA increased to $14.6 million in Q2 2012 from $14.2 million in Q2 2011.  This increase was predominately driven by the January 31st acquisition of the Kemmerer Mine.  Q2 2012 Adjusted EBITDA was negatively impacted by the timing of planned maintenance outages by each of our mine’s primary customers as well as reduced tonnage demand due to natural gas, hydro, and wind generation.  In addition, ROVA executed its large planned maintenance outage during the second quarter and was also impacted by unscheduled outages.

Westmoreland’s revenues in Q2 2012 increased to $132.8 million compared with $112.1 million in Q2 2011.  This increase was primarily driven by the addition of the Kemmerer Mine offset by the maintenance outages described above.

Westmoreland’s Q2 2012 net loss increased by $4.7 million.  This increase in loss was driven by increased interest expense accrued and other factors described above, and was partially offset by the Kemmerer Mine’s performance.

Coal Segment Operating Results
The following table summarizes Westmoreland’s Q2 2012 and Q2 2011 coal segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2012	2011	$	%
Revenues (in thousands)	$116,960	$90,776	$26,184	28.8%
Operating income (in thousands)	5,018	2,080	2,938	141.3%
Adjusted EBITDA (in thousands)	20,337	13,906	6,431	46.2%
Tons sold - millions of equivalent tons	3.9	4.4	(0.5)	(11.4)%

Westmoreland’s coal revenues and Adjusted EBITDA both increased significantly during the second quarter of 2012 over prior year.  Sales and Adjusted EBITDA increased due both to the Kemmerer Mine acquisition and were offset by  the timing of planned maintenance outages by each of our mine’s primary customers as well as reduced tonnage demand due to natural gas, hydro, and wind generation.

Westmoreland News Release	Page 2 of 7	July 30, 2012

Power Segment Operating Results
The following table summarizes Westmoreland’s Q2 2012 and Q2 2011 power segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2012	2011	$	%
	(In thousands)
Revenues	$15,882	$21,364	$(5,482)	(25.7)%
Operating income	(1,749)	2,450	(4,199)	171.4)%
Adjusted EBITDA	959	5,363	(4,404)	(82.1)%
Megawatts hours	287	402	(115)	28.6)%

Westmoreland’s power segment revenues and Adjusted EBITDA decreased in Q2 2012 as ROVA executed its large planned maintenance outage during the second quarter coupled with the adverse impact of an unplanned outage during the quarter.

Nonoperating Results
Second quarter 2012 heritage operating expenses increased as a result of unfavorable interest rates, and corporate expenses also increased as a result of one-time recruiting and compensation expenses related to a new executive position.  Interest expense for Q2 2012 also increased to $11.0 million from $7.6 million in Q2 2011 as a result of the Kemmerer acquisition debt issued in January 2012.

Cash Flow from Operations and Liquidity
Cash and Cash Equivalents increased to $47.3 million at June 30, 2012 up from $30.8 million as of December 31, 2011.  Overall cash increased by $16.5 million driven by the Kemmerer Mine’s strong initial performance and working capital management following the acquisition.

On June 29, 2012, Westmoreland entered into a five-year, $20.0 million revolving line of credit carved out by the indenture governing the Parent Notes with an expiration date of June 28, 2017.  The revolver may support up to $2.0 million of letters of credit, which would reduce the available balance.

On June 28, 2012, WML amended its term debt and revolving line of credit debt agreements to maintain its pension plans at a minimum of 80% funded, as opposed to the prior covenant of 90% funded.

Conference Call
A conference call regarding Westmoreland Coal Company’s second quarter 2012 results will be held on Monday, July 30, 2012, at 10:00 a.m. Eastern Time.  Call-in instructions are available on our web site and have been provided in a separate news release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Its coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

Westmoreland News Release	Page 3 of 7	July 30, 2012

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  Westmoreland cautions you against relying on any of these forward-looking statements.  They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	July 30, 2012

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues	$132,842	$112,140	$280,078	$239,904

Cost, expenses and other:
Cost of sales	111,078	91,289	222,817	188,799
Depreciation, depletion and amortization	13,720	11,004	27,009	22,249
Selling and administrative	12,933	9,035	25,492	18,340
Heritage health benefit expenses	4,052	3,441	7,862	7,219
Loss on sales of assets	239	241	277	324
Other operating income	(4,918)	(1,870)	(8,203)	(3,467)
	137,104	113,140	275,254	233,464
Operating income	(4,262)	(1,000)	4,824	6,440

Other income (expense):
Interest expense	(11,032)	(7,645)	(20,915)	(14,612)
Loss on extinguishment of debt	-	-	-	(17,030)
Interest income	490	329	895	711
Other income (loss)	237	240	414	(2,777)
	(10,305)	(7,076)	(19,606)	(33,708)
Loss before income taxes	(14,567)	(8,076)	(14,782)	(27,268)
Income tax expense (benefit) from operations	(921)	(161)	(914)	(621)
Net loss	(13,646)	(7,915)	(13,868)	(26,647)
Less net loss attributable to noncontrolling interest	(1,563)	(508)	(2,643)	(1,630)
Net loss attributable to the Parent company	(12,083)	(7,407)	(11,225)	(25,017)
Less preferred stock dividend requirements	340	340	680	680
Net loss applicable to common shareholders	$(12,423)	$(7,747)	$(11,905)	$(25,697)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.89)	$(0.59)	$(0.85)	$(2.01)

Weighted average number of common shares outstanding:
Basic and diluted	13,991	13,200	13,926	12,789

Westmoreland News Release	Page 5 of 7	July 30, 2012

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Cash Flow
Net cash provided by operating activities	$23,915	$24,320
Net cash used in investing activities	(110,621)	(14,477)
Net cash provided by (used in) financing activities	103,253	26,120

	June 30, 2012	December 31, 2011
	(In thousands)
Balance Sheet Data (Unaudited)
Total cash and cash equivalents	$47,330	$30,783
Total assets	$947,582	$759,172
Total debt	$393,005	$282,269
Working capital (deficit)	$(749)	$(21,669)
Total deficit	$(259,530)	$(249,858)
Common shares outstanding	14,035	13,811

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA by Segment
Coal	$20,337	$13,906	$49,496	$35,191
Power	959	5,363	6,426	12,715
Heritage	(4,527)	(3,817)	(8,537)	(7,987)
Corporate	(2,207)	(1,204)	(5,493)	(2,387)
Total	$14,562	$14,248	$41,892	$37,532

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(13,646)	$(7,915)	$(13,868)	$(26,647

Income tax benefit from continuing operations	(921)	(161)	(914)	(621)
Other loss	(237)	(240)	(414)	2,777
Interest income	(490)	(329)	(895)	(711)
Loss on extinguishment of debt	-	-	-	17,030
Interest expense	11,032	7,645	20,915	14,612
Depreciation, depletion and amortization	13,720	11,004	27,009	22,249
Accretion of ARO and receivable	3,143	2,700	5,996	5,400
Amortization of intangible assets and liabilities	163	164	325	327
EBITDA	12,764	12,868	38,154	34,416

Loss on sale of assets	239	241	277	324
Share-based compensation	1,559	1,139	3,461	2,792
Adjusted EBITDA	$14,562	$14,248	$41,892	$37,532

Westmoreland News Release	Page 6 of 7	July 30, 2012

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

●
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

●
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

●	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

●	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

●	do not reflect changes in, or cash requirements for, our working capital needs; and

●	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	July 30, 2012